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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                            (Amendment No.          )*

                            First Health Group Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    320960107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [x]   Rule 13d-1(b)
                               [ ]   Rule 13d-1(c)
                               [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

SEC 1745 (2/92)
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CUSIP No. 320960107                    13G                     Page 2 of 9 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Liberty Wanger Asset Management, L.P.  36-3820584

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     Not Applicable                                              (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,712,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,712,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,712,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable                                                   [ ]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 320960107                    13G                     Page 3 of 9 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     WAM Acquisition GP, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     Not Applicable                                              (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,712,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,712,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,712,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable                                                   [ ]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTION BEFORE FILLING OUT!
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Item 1(a)         Name of Issuer:

                        First Health Group Corp.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                        3200 Highland Avenue
                        Downers Grove, Illinois 60515

Item 2(a)         Name of Person Filing:

                        Liberty Wanger Asset Management, L.P. ("WAM")
                        WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")


Item 2(b)         Address of Principal Business Office:

                        WAM and WAM GP are both located at:

                        227 West Monroe Street, Suite 3000
                        Chicago, Illinois 60606

Item 2(c)         Citizenship:

                        WAM is a Delaware limited partnership; and WAM GP is a Delaware corporation.

Item 2(d)         Title of Class of Securities:

                        Common Stock

Item 2(e)         CUSIP Number:

                        320960107

Item 3            Type of Person:

                        (e)   WAM is an Investment Adviser registered under
                              section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.


                                Page 4 of 9 pages
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Item 4            Ownership (at December 31, 2002):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                              6,712,500

                        (b)   Percent of class:

                              6.6% (based on 101,439,115 shares outstanding as of November 6, 2002).

                        (c)   Number of shares as to which such person has:


                              (i)   sole power to vote or to direct the vote:
                                    none

                              (ii)  shared power to vote or to direct the vote:
                                    6,712,500

                              (iii) sole power to dispose or to direct the
                                    disposition of: none

                              (iv)  shared power to dispose or to direct
                                    disposition of: 6,712,500

Item 5            Ownership of Five Percent or Less of a Class:

                        Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                        Not Applicable

Item 8            Identification and Classification of Members of the Group:

                        Not Applicable

Item 9            Notice of Dissolution of Group:

                        Not Applicable


                               Page 5 of 9 Pages
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Item 10           Certification:

                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                Page 6 of 9 Pages
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                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2003


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT,
                                      L.P.



                                    By: /s/ Bruce H. Lauer
                                        ----------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary




                               Page 7 of 9 Pages
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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 10, 2003 by and among Liberty Wanger Asset Management, L.P. and WAM
                  Acquisition GP, Inc.




                                Page 8 of 9 Pages